Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 2, 2014 The Goldman Sachs Group, Inc. $

Callable Monthly USD LIBOR and Russell 2000® Index-Linked Range Accrual Notes due

Subject to our redemption right described below, interest, if any, on your notes will be paid monthly on the 10th day of each month, commencing on the first interest payment date (expected to be August 10, 2014) and ending on the stated maturity date (expected to be July 10, 2024).  The amount of interest that you will be paid each month will be based on the number of days that are both scheduled trading days and scheduled rate business days, each a “reference date”, on which both of the following conditions are met:  (i) the closing level of the Russell 2000® Index is greater than or equal to 75.00% of the initial index level; and (ii) the level of 6-month USD LIBOR is within the rate trigger range (greater than or equal to 0.00% and less than or equal to 6.50%).  To determine your annualized interest rate with respect to each interest payment date, we will divide the number of reference dates in the immediately preceding interest period on which the above conditions are met by the total number of reference dates in that interest period. We will then multiply the resulting fraction by the interest factor of 7.35%.  Your monthly interest payment for each $1,000 face amount of your notes will equal the product of the applicable annualized interest rate times $1,000 times an accrued interest factor determined in accordance with the 30/360 (ISDA) day count convention. Unless the above conditions are met on each reference date in a monthly interest period, the interest rate with respect to the next interest payment date will be less than 7.35% per annum, and if such conditions are never met, the interest rate with respect to such interest payment date will be 0%.

We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any monthly interest payment date on or after July 10, 2015.

If we do not redeem your notes, the amount that you will be paid on your notes on the stated maturity date, in addition to any accrued and unpaid interest, is based solely on the performance of the index as measured from the trade date (expected to be July 7, 2014) to and including the determination date (expected to be June 25, 2024). If the final index level on the determination date is greater than or equal to 65.00% of the initial index level, you will receive the face amount of your notes. If the final index level is less than 65.00% of the initial index level, the amount you receive will depend on the index return but will be less than the face amount of your notes, as described below.  You will not benefit from any increase in the final index level above the initial index level, and you could lose your entire investment in the notes if the final index level is zero.

To determine your payment at maturity, excluding any interest payment, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the index return is greater than or equal to -35.00% (the final index level is greater than or equal to 65.00% of the initial index level), $1,000; or

•                  if the index return is less than -35.00% (the final index level is less than 65.00% of the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) the index return times (b) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page PS-11.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $890 and $940 per $1,000 face amount, which will be less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $      per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through                      .

Original issue date:	expected to be July 10, 2014	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*The original issue price will be        % for certain investors; see “Supplemental Plan of Distribution” on page PS-6.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No.      dated         , 2014.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. The prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•              Product supplement no. 2489 dated October 21, 2013

•              General terms supplement dated September 23, 2013

•              Prospectus supplement dated September 19, 2011

•              Prospectus dated September 19, 2011

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

HYPOTHETICAL INTEREST PAYMENTS

Non-call Period | Interest Accruing | No Interest Accruing

The following illustrations reflect hypothetical returns based on the following inputs:

Left Side Axis		Right Side Axis	
Underlier:	Russell 2000® Index	**Reference Rate:**	6-Month USD LIBOR
Underlier Barrier Level:	75.00%	**Rate Trigger Range:**	Between 0.00% and 6.50%

Underlier Level Increases and the 6-month USD LIBOR Rate Remains Within the Rate Trigger Range

140%
120%
100%
80%
60%
40%
20%
0%
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
2014
2016
2018
2020
2022

- **Interest Payments:** Interest will accrue at the full 7.35% per annum.
- **Call Feature:** The issuer is more likely to call the notes during the life of the notes.
- **Payment at Maturity:** Since the final underlier level is greater than the trigger buffer level, you will receive 100% of the face amount at maturity.

Underlier Level Increases but the 6-month USD LIBOR Rate Falls Outside the Rate Trigger Range

140%
120%
100%
80%
60%
40%
20%
0%
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
2014
2016
2018
2020
2022

- **Interest Payments:** The interest rate with respect to an interest payment date will be 7.35% per annum only when, during all of the immediately preceding interest period, the closing level of the underlier is greater than or equal to the underlier barrier level ***and*** the 6-month USD LIBOR rate is within the rate trigger range.
- **Call Feature:** The issuer may or may not call the notes during the life of the notes.
- **Payment at Maturity:** Since the final underlier level is greater than the trigger buffer level, you will receive 100% of the face amount at maturity.

Underlier Level Increases and Decreases and the 6-month USD LIBOR Remains Within the Rate Trigger Range

140%
120%
100%
80%
60%
40%
20%
0%
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
2014
2016
2018
2020
2022

- **Interest Payments:** The interest rate with respect to an interest payment date will be 7.35% per annum only when, during all of the immediately preceding interest period, the closing level of the underlier is greater than or equal to the underlier barrier level ***and*** the 6-month USD LIBOR rate is within the rate trigger range.
- **Call Feature:** The issuer may or may not call the notes during the life of the notes.
- **Payment at Maturity:** Since the final underlier level is greater than the trigger buffer level, you will receive 100% of the face amount at maturity.

Underlier Level Decreases and the 6-month USD LIBOR Rate Remains Within the Rate Trigger Range, and the Final Underlier Level is Below the Trigger Buffer Level

140%
120%
100%
80%
60%
40%
20%
0%
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
2014
2016
2018
2020
2022

- **Interest Payments:** The monthly interest payments are mostly zero.
- **Call Feature:** While the issuer may choose to call the notes, the issuer is very likely not to call the notes during the life of the notes.
- **Payment at Maturity:** Since the final underlier level is below the trigger buffer level, you will lose a significant portion of your investment.

RISKS

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated September 23, 2013, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 2489” mean the accompanying product supplement no. 2489, dated October 21, 2013, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Callable Range Accrual-Linked Notes” on page S-24 of the accompanying product supplement no. 2489 and “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 2489 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 2489 or the accompanying general terms supplement.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Underlier:  the Russell 2000® Index (Bloomberg symbol, “RTY Index”), as published by the Russell Investment Group (“Russell”)

Reference rate:  for any reference date that is a rate business day, the 6-month London Interbank Offered Rate (LIBOR) for deposits in U.S. dollars (“6-month USD LIBOR”) as it appears on the Reuters screen LIBOR01 page (or any successor or replacement service or page thereof) at 11:00 a.m., London time on such day, subject to adjustment as described on page PS-18 of this pricing supplement and under “General Terms of the Callable Range Accrual Notes – Interest Payments” on page S-23 of the accompanying product supplement no. 2489

Specified currency:  U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 2489:

•                  type of notes: notes linked to an underlier and a reference rate

•                  redemption right or price dependent redemption right: yes, as described below

•                  reference rate: yes, as described below

•                  rate trigger range: yes, as described below

•                  trigger buffer level: yes, as described below

•                  buffer level: not applicable

Face amount:  each note will have a face amount of $1,000; $            in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes or upon any early redemption of your notes, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date or date of early redemption, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated trigger buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See

“Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-13 of this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-30 of the accompanying product supplement no. 2489.  Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that any interest payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on interest payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any interest payment) and your tax basis in your notes.

Cash settlement amount (on the stated maturity date):  for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, we will pay you on the stated maturity date, subject to our early redemption right, an amount in cash equal to:

•                  if the final underlier level is greater than or equal to the trigger buffer level, $1,000; or

•                  if the final underlier level is less than the trigger buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the underlier return

Early redemption right:  we have the right to redeem your notes, in whole but not in part, on each redemption date at a price equal to 100% of the face amount plus any accrued and unpaid interest to but excluding such redemption date, subject to ten business days prior notice, as further described under “General Terms of the Callable Range Accrual Notes – Redemption of Your Notes” on page S-24 of the accompanying product supplement no. 2489

Redemption dates:  the interest payment date that is expected to fall on July 10, 2015 and each interest payment date occurring thereafter

Interest rate:  the interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the closing level of the underlier and the level of the reference rate on each reference date during the interest period immediately preceding such interest payment date.  The interest rate will be equal to the product of (1) the interest factor times (2) the quotient of (i) the number of reference dates during the applicable interest period when the closing level of the underlier is greater than or equal to the underlier barrier level and the level of the reference rate is within the rate trigger range divided by (ii) the number of reference dates in such interest period, subject to adjustment as described under “General Terms of the Callable Range Accrual Notes – Interest Payments” on page S-24 of the accompanying product supplement no. 2489.

Interest factor:  7.35%

Interest period:  each period from and including each interest determination date (or the original issue date in the case of the initial interest period) to but excluding the next succeeding interest determination date

Interest determination dates:  the tenth scheduled trading day prior to each interest payment date

Interest payment dates (to be set on the trade date):  expected to be the 10th day of each month, beginning on August 10, 2014, up to and including the stated maturity date, subject to adjustment as described under “General Terms of the Callable Range Accrual Notes – Interest Payments” on page S-24 of the accompanying product supplement no. 2489

Day count convention:  30/360 (ISDA)

Accrued interest factor:  calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment date) to but excluding the next succeeding interest payment date

Initial underlier level (to be set on the trade date):

Underlier barrier level:  75.00% of the initial underlier level

Rate trigger range:  greater than or equal to 0.00% and less than or equal to 6.50%

Final underlier level:  the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Closing level:  notwithstanding anything to the contrary in the accompanying general terms supplement, for any trading day, the closing level of the underlier or any successor underlier reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day for the underlier.  Currently, whereas the underlier sponsor publishes the official closing level of the underlier to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places.  As a result, the closing level of the Russell 2000® Index reported by Bloomberg Financial Services may be lower or higher than the official closing level of the Russell 2000® Index published by the underlier sponsor.

Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Trigger buffer level:  65.00% of the initial underlier level

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-27 of the accompanying general terms supplement

Rate business day:  with respect to the determination of the reference rate only, any day on which commercial banks are open for general business (including dealings in U.S. dollars) in London

Trading day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-27 of the accompanying general terms supplement

Trade date:  expected to be July 7, 2014

Original issue date (settlement date) (to be set on the trade date):  expected to be July 10, 2014

Determination date (to be set on the trade date):  expected to be June 25, 2024, subject to adjustment as described under “Supplemental Terms of the Notes —Determination Date” on page S-14 of the accompanying general terms supplement

Stated maturity date (to be set on the trade date):  expected to be July 10, 2024, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement

Reference date:  for each interest period, each day that is both a scheduled trading day and a scheduled rate business day

Business day convention:  following unadjusted

Regular record dates:  the scheduled business day immediately preceding each interest payment date

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-29 of the accompanying product supplement no. 2489

ERISA:  as described under “Employee Retirement Income Security Act” on page S-37 of the accompanying product supplement no. 2489

Supplemental plan of distribution:  as described under “Supplemental Plan of Distribution” on page S-38 of the accompanying product supplement no. 2489; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      .

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this pricing supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount.  The original issue price for notes purchased by certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to             %.

We expect to deliver the notes against payment therefor in New York, New York on July 10, 2014, which is expected to be the third scheduled business day following the date of this pricing supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.:  38147QCD6

ISIN no.:  US38147QCD60

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following tables and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate on any given interest payment date based on the closing level of the underlier and the level of the reference rate on the applicable reference dates in the immediately preceding interest period, (ii) the method we will use to calculate the amount of interest accrued between interest payment dates and (iii) the impact that the various hypothetical closing levels of the underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels and reference rates that are entirely hypothetical; no one can predict what the underlier level or reference rate will be on any day throughout the life of your notes, what the final underlier level will be on the determination date and what the interest rate will be on any interest payment date.  The underlier and reference rate have been highly volatile in the past — meaning that the underlier level and reference rate have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the tables below such as interest rates, the volatility of the underlier and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page PS-11 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Trigger buffer level	65.00% of the initial underlier level
Underlier barrier level	75.00% of the initial underlier level
Rate trigger range	greater than or equal to 0.00% and less than or equal to 6.50%
Interest factor	7.35%

The day count convention calculation results in an accrued interest factor of approximately 0.08333

The notes are not called

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No market disruption event, non-trading day or day that is not a rate business day occurs on any reference date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the interest payable at each interest payment date, the underlier return and the amount that we will pay on your notes at maturity, if any, subject to our early redemption right. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the current level of such underlier prior to the trade date. They may also differ substantially from the level of the underlier at the time you purchase your notes.

For these reasons, the actual performance of the underlier over the life of your notes, the actual underlier level and reference rate on any reference date in any interest period, as well as the interest payable at each interest payment date, may bear little relation to the hypothetical examples shown below or to the historical levels of the underlier and the reference rate shown elsewhere in this pricing supplement.  For information about the levels of the underlier and the reference rate during recent periods, see “The Underlier —

Historical Closing Levels of the Underlier” on page PS-16 and “The Reference Rate – Historical Reference Rates” on page PS-18, respectively. Before investing in the notes, you should consult publicly available information to determine the underlier level and reference rates between the date of this pricing supplement and the date of your purchase of the notes.

The following tables and examples illustrate the method we will use to calculate the interest rate with respect to an interest payment date, subject to the key terms and assumptions above.  The numbers in the first column represent the number of reference dates (“N”) during any given interest period for which the closing level of the underlier is greater than or equal to the underlier barrier level and the level of the reference rate is within the rate trigger range.  The levels in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to a given interest period in which the closing level of the underlier is greater than or equal to the underlier barrier level and the level of the reference rate is within the rate trigger range for a given number of reference dates (as specified in the first column).

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

N* (A)	Assumed number of eligible trading days that are rate business days in an interest period (B)	Fraction (A/B) x Interest Factor	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	20	0.000000	0.00%
5	20	0.0183750	0.15%
10	20	0.0367500	0.31%
15	20	0.0551250	0.46%
20	20	0.0735000	0.61%

*  The number of days for which the closing level of the underlier is greater than or equal to the underlier barrier level and the level of the reference rate is within rate trigger range in a given interest period is subject to numerous adjustments, as described  under “General Terms of the Callable Range Accrual Notes – Interest Payments” on page S-24 of the accompanying product supplement no. 2489.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	100.000%
175.000%	100.000%
150.000%	100.000%
125.000%	100.000%
100.000%	100.000%
99.000%	100.000%
80.000%	100.000%
65.000%	100.000%
64.999%	64.999%
50.000%	50.000%
35.000%	35.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlier level were determined to be 125.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Callable Range Accrual Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-21 of the accompanying product supplement no. 2489.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier or the level of the reference rate on any day, the final underlier level or what the market value of your notes will be on any particular day, nor can we predict the relationship among the closing level of the underlier, the level of the reference rate and the market value of your notes at any time prior to the stated maturity date. The actual interest payment, if any, that a holder of the notes will receive at each interest payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on the actual initial underlier level, which we will set on the trade date, and on the actual closing levels of the underlier, the levels of the reference rate and the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the tables and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and “Additional Risk Factors Specific to the Callable Range Accrual Notes” in the accompanying product supplement no. 2489.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, the accompanying general terms supplement, dated September 23, 2013, and the accompanying product supplement no. 2489, dated October 21, 2013, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked or in an instrument that pays interest at the reference rate.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Callable Range Accrual Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-21 of the accompanying product supplement no. 2489.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Callable Range Accrual Notes — Your Notes May Not Have an Active Trading Market” on page S-21 of the accompanying product supplement no. 2489.

The Notes Are Subject to the Credit Risk of the Issuer

Although the interest and return on the notes will be based on the performance of the underlier and the reference rate, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash settlement amount on your notes, if any, on the stated maturity date will be based solely on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level on the determination date.  If the final underlier level for your notes is less than the trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

We Are Able to Redeem Your Notes at Our Option

On any monthly interest payment date on or after July 10, 2015, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason.  Because of this redemption option, the term of your notes could be anywhere between one and ten years. See “Additional Risk Factors Specific to the Callable Range Accrual Notes — We Are Able to Redeem Your Notes at Our Option” on page S-20 of the accompanying product supplement no. 2489.

If the Closing Level of the Underlier Is Less Than the Underlier Barrier Level or the Level of the Reference Rate Is Not Within the Rate Trigger Range on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest rate applicable to your notes, if, on any reference date in any applicable interest period, the closing level of the underlier is less than the underlier barrier level or the level of the reference rate is not within the rate trigger range, the interest rate with respect to the next interest payment date will be reduced. Therefore, if either the closing level of the underlier is less than the underlier barrier level or the level of the reference rate is not within the rate trigger range for an entire interest period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the trigger buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, the trigger buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

Increased Regulatory Oversight and Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of Your Notes

Beginning in 2008, concerns were raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them.  A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations were instigated by regulators and governmental authorities in various jurisdictions (including in the United States, United Kingdom, European Union, Japan and Canada).  If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been.

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”).  The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting.  Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”).  In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls.  In addition, in response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities.  In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the value of your securities is affected by reported LIBOR rates, the level of interest payments and the value of the securities may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of your notes.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and tax treatment of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-30 of the accompanying product supplement no. 2489. You should consult your own tax adviser about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-30 of the accompanying product supplement no. 2489 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your own tax adviser concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Your notes could be subject to a U.S. withholding tax of 30% under FATCA.  This tax could apply if you or any non-U.S. person or entity that receives a payment (directly or indirectly) on your behalf (including a bank, custodian, broker or other payee, at any point in the series of payments made on your notes) does not comply with the U.S. information reporting, withholding, identification, certification, and related requirements imposed by FATCA.  The payments potentially subject to this withholding tax include interest (including original issue discount) and other periodic payments as well as payments made upon the sale, exchange, redemption or maturity of your notes.

You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA.  You could be affected by this withholding if, for example, your bank or broker through which you hold the notes is subject to withholding because it fails to comply with these requirements.  This might be the case even if you would not otherwise have been directly subject to withholding. Accordingly, you should consult your bank or broker about the likelihood that payments to it (for credit to you) will become subject to withholding in the payment chain.

The withholding tax described above could apply to all interest (including original issue discount) and other periodic payments on the notes starting July 1, 2014.  In addition, the withholding tax described above could apply to payments upon the sale, exchange, redemption or maturity of the notes on or after January 1, 2017.

We will not pay any additional amounts in respect of this withholding tax, so if this withholding applies, you will receive significantly less than the amount that you would have otherwise received with respect to your notes.  Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding.  However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts.  For more information, see “Foreign Account Tax Compliance Act (FATCA) Withholding” on page PS-20 of this pricing supplement.

In addition, your notes may also be subject to other U.S. withholding tax as described in “United States Taxation” in the accompanying prospectus.

THE UNDERLIER

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investment Group (“Russell”), and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.”

As of June 30, 2014, the 2,000 companies included in the Russell 2000® Index were divided into nine Russell Global Sectors. The Russell Global Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses):Consumer Discretionary (13.86%), Consumer Staples (2.77%), Financial Services (23.98%), Health Care (13.33%), Materials & Processing (7.05%), Other Energy (6.26%), Producer Durables (13.71%), Technology (14.62%) and Utilities (4.42%).  (Sector designations are determined by the underlier sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the underlier found in the accompanying general terms supplement. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “Russell 2000® Index” on page S-53 of the accompanying general terms supplement.

The Russell 2000® Index is a trademark of Russell Investment Group (“Russell”) and has been licensed for use by The Goldman Sachs Group, Inc.  The securities are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the securities.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlier from July 1, 2004 through July 1, 2014. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the Russell 2000® Index are published to six decimal places by the underlier sponsor, Bloomberg Financial Services reports the levels of the Russell 2000® Index to fewer decimal places.

THE REFERENCE RATE

In this pricing supplement, when we refer to the reference rate for any reference date, we mean the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters screen LIBOR page as of 11:00 a.m., London time (“6-month USD LIBOR”), on such reference date, subject to adjustment as described under “General Terms of the Callable Range Accrual Notes – Interest Payments” on page S-24 of the accompanying product supplement no. 2489.  The “Reuters screen LIBOR page” means the display page designated as “LIBOR01”, or any successor or replacement page or pages, on the Reuters service, or any successor service on which London interbank rates of major banks for U.S. dollars are displayed.

If the reference rate does not appear on the Reuters screen LIBOR page as described above on any rate business day, then the calculation agent will determine the level of the reference rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on such rate business day to prime banks in the London interbank market for a period of six months commencing on that rate business day and in a representative amount. The calculation agent will request the principal London office of each of the four major banks in the London interbank market to provide a quotation of its rate. If at least two such quotations are provided, the level of the reference rate for such rate business day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the level of the reference rate for such rate business day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on such rate business day for loans in U.S. dollars to leading European banks for a period of six months commencing on such rate business day and in a representative amount.  If no quotation is provided, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for that rate business day in its sole discretion.

For the purposes of the previous paragraph, “representative amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

Historical Reference Rates

The level of the reference rate has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the level of the reference rate during the period shown below is not an indication that the level of the reference rate is more or less likely to increase or decrease at any time during any interest period.  See “Additional Risk Factors Specific to Your Notes — Increased Regulatory Oversight and Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of Your Notes” for more information about 6-month USD LIBOR.

You should not take the historical level of the reference rate as an indication of future levels of the reference rates.  We cannot give you any assurance that the future levels of the reference rate will result in your receiving a return on your notes that is greater than the return you would have realized if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.  Neither we nor any of our affiliates make any representation to you as to the reference rate.

The actual levels of the reference rate during any interest period may bear little relation to the historical levels of the reference rate shown below.

We have included the following graph of the historical behavior of the reference rate for the period from July 1, 2004 through July 1, 2014 for your reference.  Past movements of the reference rate are not indicative of future levels or the future behavior of the reference rate.

FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA) WITHHOLDING

FATCA could impose a withholding tax of 30% on interest income (including original issue discount) and other periodic payments on the notes paid to you or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on your behalf, unless you and each such non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements.  This withholding tax could also apply to all payments made upon the sale, exchange, redemption or maturity of the notes by a non-compliant payee.  In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but  have U.S.  owners).    Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

Withholding may be imposed at any point in a chain of payments if the payee is not compliant.  A chain may work as follows, for example: The payment is transferred through a paying agent to a clearing system, the clearing system makes a payment to each of the clearing system’s participants, and finally the clearing system participant makes a payment to a non-U.S. bank or broker through which you hold the notes, who credits the payment to your account.  Accordingly, if you receive payments through a chain that includes one or more non-U.S payees, such as a non-U.S. bank or broker, the payment could be subject to withholding if, for example, your non-U.S. bank or broker through which you hold the notes fails to comply with the FATCA requirements and is subject to withholding.  This would be the case even if you would not otherwise have been directly subject to withholding.

A number of countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA.  While the existence of such agreements will not eliminate the risk that notes will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

The withholding tax described above could apply to all interest (including original issue discount) and other periodic payments on the notes starting July 1, 2014.  In addition, the withholding tax described above could apply to payments upon the sale, exchange, redemption or maturity of the notes on or after January 1, 2017.  We will not pay any additional amounts in respect of this withholding tax, so if this withholding applies, you will receive less than the amount that you would have otherwise received.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts.  You should consult your own tax advisors regarding FATCA.  You should also consult your bank or broker through which you would hold the notes about the likelihood that payments to it (for credit to you) may become subject to withholding in the payment chain.

In addition, your notes may also be subject to other U.S. withholding tax as described in “United States Taxation” in the accompanying prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$ The Goldman Sachs Group, Inc. Callable Monthly USD LIBOR and Russell 2000® Index-Linked Range Accrual Notes due Goldman, Sachs & Co.

	Page
Summary Information	PS-4
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-11
The Underlier	PS-16
The Reference Rate	PS-18
Foreign Account Tax Compliance Act (FATCA) Withholding	PS-20

Product Supplement No. 2489 dated October 21, 2013

Summary Information	S-1
Hypothetical Returns on the Callable Range Accrual Notes	S-7
Additional Risk Factors Specific to the Callable Range Accrual Notes	S-19
General Terms of the Callable Range Accrual Notes	S-24
Use of Proceeds	S-29
Hedging	S-29
Supplemental Discussion of Federal Income Tax Consequences	S-30
Employee Retirement Income Security Act	S-37
Supplemental Plan of Distribution	S-38

General Terms Supplement dated September 23, 2013

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-13
The Underliers	S-33
Licenses	S-34
S&P 500® Index	S-35
MSCI Indices	S-40
Hang Seng China Enterprises Index	S-48
Russell 2000® Index	S-53
FTSE® 100 Index	S-59
Euro STOXX 50® Index	S-64
TOPIX	S-70
The Dow Jones Industrial AverageSM	S-75
The iShares® MSCI Emerging Markets ETF	S-78

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140